Exhibit 10.21
July 24, 2007
Michael Doyle
37 Stirling Rd.
Bernardsville, N.J. 07924
Dear Mike:
I am pleased to offer you the position of Chief Financial Officer and Treasurer of Forrester Research, Inc. (“Forrester or the “Company”) in our offices located at 400 Technology Square in Cambridge, Massachusetts, reporting to Chairman and Chief Executive Officer, George F. Colony. Your anticipated start date is September 24, 2007.
If you accept this offer of employment, your annualized base compensation would be $300,000 ($12,500 semi-monthly), less legally required deductions, paid in accordance with Forrester’s regular payroll practices (the “Base Salary”). In addition to the Base Salary, you will be eligible (provided you are employed by Forrester on an active basis on the last day of the applicable fiscal quarter) for an annual target bonus of $100,000 under the Company’s matrix bonus plan, as in effect from time to time, prorated to October 1, 2007. The actual amount of your bonus earned and payable quarterly in arrears in accordance with Company policy will be measured and determined quarterly, based on Company, and if applicable, business unit performance, and your achievement of individual goals, and if applicable, team goals. Your next compensation review would be scheduled for July 2008.
You will be granted an option to purchase 50,000 shares of Forrester’s common stock with an exercise price equal to the closing price of Forrester common stock on the grant date pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”). During your employment, these options will vest ratably annually over four years from date of grant. This grant will be awarded on the first business day of the month immediately following your start date, subject to approval of Forrester’s board of directors. This grant will be subject to the terms and conditions of the Plan, as amended from time to time, and any stock option certificate, stock option agreement, and other restrictions generally applicable to stock options and securities of the Company.
You will be eligible to participate in Forrester’s employee benefit programs during your employment, consistent with the plan documents and Company policies. Forrester’s employee benefits are described in the attached Employee Benefits at a Glance booklet. Forrester’s employee benefits are subject to change at any time.
You will be paid a signing bonus of $75,000, less legally required deductions, paid in two installments. The first installment of $37,500, less legally required deductions, will be paid to you no later than September 24, 2007, and the second installment of $37,500, less legally required deductions, no later than January 2, 2008, provided that you continue to be employed by the Company on a full-time basis on the date of each installment.

July 24, 2007

It is expected that you will move to the Cambridge area within six months of your start date and secure local temporary housing on or before your start date. You will not be reimbursed for any relocation costs, including temporary housing.
Employment at Forrester is terminable at will. It is understood that your employment is for no definite term and that you can decide to resign from Forrester at any time without notice and without cause. Subject to the provisions of the next sentence, it is also understood that Forrester, at its option, can terminate you at any time with or without notice or Cause as defined below. Should Forrester terminate your employment for any reason, other than for Cause, you will continue to be paid, pursuant to Forrester’s regular payroll practices, the Base Salary, less required withholding taxes, for a period of six months, subject to your signing a separation agreement in a form acceptable to Forrester, which shall include a general release of all claims.
Cause is defined as your malfeasance or negligence in the performance of your duties; fraud or dishonesty by you with respect to the Company; your conviction of or plea of nolo contendere to any felony or other crime involving moral turpitude; or your breach of any provision of this offer letter or the Employee Confidentiality, Proprietary Rights and Non-Competition Agreement.
This offer is subject to and contingent upon satisfactory results of a background check, which will include but not necessarily be limited to a check on your educational and criminal history, as well as your execution of the Company’s Employee Confidentiality, Proprietary Rights and Non-Competition Agreement, a copy of which is enclosed. You will also be required to complete a Form I-9, as required by the Immigration Reform and Control Act, and provide the appropriate documents listed on that form when you report to work.
This offer constitutes the entire agreement between you and the Company and supersedes all prior understandings, negotiations and agreements, whether written or oral, between you and Forrester as to the subject matter covered by this offer letter, excluding only the Employee Confidentiality, Proprietary Rights, and Non-Competition Agreement and the Plan and any agreements or documents related to the option grant.
We look forward to your joining us. Please indicate your agreement by signing below and returning this letter along with the signed Employee Confidentiality, Proprietary Rights, and Non-Competition Agreement in the enclosed envelope.
Sincerely,

/s/ Elizabeth Lemons Elizabeth Lemons	/s/ Michael Doyle Michael Doyle

July 24, 2007 Date